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Exhibit 10.6.1

LIQUIDITY SERVICES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of January 27, 2005 with an effective date of February 21, 2005 (the "Effective Date"), by and between Liquidity Services, Inc., a Delaware corporation ("LSI" or the "Company"), and James M. Rallo (the "Executive").

        1.    Employment Agreement.    On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization are defined in Section 10.12 below.

        2.    Term.    The term of employment under this Agreement shall be the period set forth in Schedule 1 attached hereto commencing on the Effective Date (the "Employment Period")

        3.    Position and Duties.    The Executive shall serve in the position and with the duties and title set forth in Schedule 1 attached hereto during the Employment Period. In such capacity, the Executive shall have the normal duties, responsibilities, and authority of such position, subject to the power of the Executive's "Reporting Officer" as designated in Schedule 1, the Company's Chairman of the Board of Directors (the "Board") or the Board to reasonably expand or limit such duties, responsibilities and authority. The Executive shall report to the Reporting Officer designated in Schedule 1. The Executive shall devote the Executive's best efforts and full business time and attention to the business and affairs of the Company; provided, however, that Executive may, to the extent such participation or service does not materially interfere with the performance of the obligations described in this Agreement, (i) participate in charitable, civic, political, social, trade, or other non-profit organizations and (ii) with the consent of the Board, serve as a non-management director of business corporations (or in a like capacity in other for-profit organizations).

        4.    Place of Performance.    In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.

        5.    Compensation.

          5.1.    Base Salary.    During the Employment Period, the Company shall pay to the Executive an annual base salary (the "Base Salary"), which initially shall be at the rate per year as set forth in Schedule 1. The Executive will be entitled to annual increases in Base Salary upon the anniversary of the Effective Date at a rate, which is at the discretion of the Reporting Officer or the Board; however, this annual increase will not be less than 5% of the current Base Salary. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company's payroll procedures. The Base Salary may be increased at any time or from time to time, but it may not be decreased without the consent of the Executive.

          5.2    Bonus.    The Executive shall be eligible for a performance bonus as set forth in Schedule 1.

          5.3    Benefits.    During the Employment Period, the Executive will be entitled to receive such other benefits approved by the Reporting Officer and made available to similarly situated senior executives of the Company, including health insurance, disability insurance, and 401-K benefits. At all times the Company agrees to maintain Director's and Officer's Liability coverage for the Executive. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers.

          5.4    Employee Leave.    The Executive shall be entitled to all public holidays observed by the Company, a total of four weeks of vacation in accordance with the applicable vacation policies of the Company, which shall be taken at a reasonable time or times, one week of sick leave and two personal days per year.

        6.    Expenses.    The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties. Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses and appropriate receipts. In addition, the Executive will be eligible for relocation and commuting expenses as described in Schedule 1.

        7.    Termination of Employment.

          7.1.    Termination.    The Executive's employment by the Company during the Employment Period will continue until Executive's death, Disability, resignation or until Executive's termination by the Board at any time.

          7.2.    Notice of Termination.    Any termination of the Executive's employment by the Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.1 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination.

        8.    Compensation Upon Termination.

          8.1.    Death.    If the Executive's employment is terminated during the Employment Period as a result of the Executive's death, the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's full Base Salary through the next full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. The payments contemplated by this Section 8.1 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or his or her estate under this Agreement.

          8.2.    Disability.    If the Company terminates the Executive's employment during the Employment Period because of the Executive's Disability, the Company shall pay the Executive the Executive's full Base Salary through the third full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. The payments contemplated by this Section 8.2 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the Base Salary shall be reduced by the amount of any disability benefit payments made to the Executive during a period of Disability from any insurance or other policies provided by the Company.

          8.3.    By the Company with Cause or by the Executive without Good Reason.    If the Company terminates the Executive's employment during the Employment Period for Cause or if the Executive voluntarily terminates the Executive's employment during the Employment Period other than for Good Reason, the Company shall pay the Executive the Executive's full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to

  Section 5.3 and expenses pursuant to Section 6. The payments contemplated by this Section 8.3 shall be paid at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

          8.4.    By the Company without Cause or by the Executive for Good Reason.    If the Company terminates the Executive's employment during the Employment Period other than for Cause, Death, or Disability or the Executive terminates his employment during the Employment Period for Good Reason, the Company shall pay the Executive: (A) the Executive's full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.2 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to twelve months of the sum of (x) the Executive's Base Salary plus (y) an amount equal to the average annual bonus earned by the Executive for the previous two fiscal years; and (C) a lump-sum amount that shall initially be equal to $100,000 and that shall decrease by 10% each month from the Effective Date to December 31, 2005 and thereafter which shall be zero (collectively the "Severance Payment"). The Severance Payment under this Section 8.4 shall be payable to the Executive within 30 days of the Notice of Termination.

        9.    Other Agreements.    As a pre-condition to the effectiveness of this Agreement, Executive agrees to execute the Employee Agreement attached hereto as Exhibit A (the "Employee Agreement"), the terms and conditions of which are specifically incorporated herein by reference.

        10.    Miscellaneous.

          10.1.    Notices.    All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

            10.1.1. If to the Company:

        Liquidity Services, Inc.
        2131 K Street NW, 4th Floor
        Washington DC 20037
        ATTN: William P. Angrick, III, Chairman and CEO
            Fax: (202) 467-4030
            Phone: (202) 467-6868

            10.1.2. If to the Executive:

        at the address set forth in Schedule 1.

  or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back, the confirmation (if telecopy) or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          10.2.    Representations.    Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that performance of all the terms of this Agreement and the Employee Agreement will not breach any non-compete or similar agreement. Employee has not entered into, and Employee agrees not to enter into, any oral or written agreement in conflict herewith.

          10.3.    Severability.    The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

          10.4.    Survival.    It is the express intention and agreement of the parties hereto that the provisions of Section 8 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

          10.5.    Assignment.    The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable to any Affiliate of the Company or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

          10.6.    Binding Effect.    Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

          10.7.    Amendment; Waiver.    This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto; provided, that the parties may amend Schedule 1 hereto by executing and delivering a revised version of Schedule 1 and attaching such revised version to this Agreement. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

          10.8.    Headings.    Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

          10.9.    Governing Law.    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the District of Columbia not including the choice of law rules thereof.

          10.10.    Entire Agreement.    This Agreement, including Schedule 1 hereto and the Employee Agreement, constitute the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.

          10.11    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

          10.12.    Definitions.

          "Affiliate" means as to a specified Person any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

          "Agreement" means this Executive Employment Agreement.

          "Base Salary" is defined in Section 5.1 above.

          "Beneficial Owner" means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

          "Cause" means (i) the commission of a felony or a crime involving moral turpitude (specifically excluding felonies or crimes under any applicable state or federal vehicle code) or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, or (ii) recurring violations of material Company rules, regulations policies or any material provisions of this Agreement (which are not inconsistent with or in violation of any of the provisions of this Agreement) after written notice to Executive from the Company specifically enumerating all of the facts and circumstances constituting the violation, the conduct or action which can be taken by Executive to cure the violation, and a reasonable opportunity for Executive to take corrective action, or (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

          "Company" means Liquidity Services, Inc. and its successors and assigns.

          "Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, 30 days after Notice of Termination; (iii) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date specified in the Notice of Termination; or (iv) if the Executive's employment is terminated during the Employment Period other than pursuant to Section 7.1, the date on which Notice of Termination is given.

          "Disability" means the Executive's inability to perform all of the Executive's duties hereunder by reason of illness, physical or mental disability or other similar incapacity, as determined by a competent medical doctor appointed by the Reporting Officer after a complete and thorough medical examination and evaluation, which inability shall continue for more than three consecutive months or for such shorter periods that when aggregated exceed six (6) months in any twelve (12) month period.

          "Effective Date" means the date as of which this Agreement is executed as set out above.

          "Employee Agreement" is defined in Section 9 above.

          "Employment Period" is defined in Section 2 above.

          "Good Reason" means (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement (including the provisions of Schedule 1) or the Employee Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Executive's responsibilities and duties without the written consent of Executive; or (iii) any change to the job title given to Executive without his written consent; (iv) any reduction in Base Salary or any other benefits provided to Executive hereunder; or (v) any constructive termination of Executive; or (vi) any request, instruction, directive or order, whether direct or indirect, to Executive by the Board, the Company or any executive officer of the Company to perform any act which is unlawful.

          "Notice of Termination" is defined in Section 7.2 above.

          "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Severance Payments" is defined in Section 8.4 above.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

LIQUIDITY SERVICES, INC.
By:
/s/ WILLIAM P. ANGRICK, III William P. Angrick, III Chairman and CEO
EXECUTIVE:
/s/ JAMES M. RALLO James M. Rallo

SCHEDULE 1

CERTAIN TERMS OF EMPLOYMENT

All capitalized but undefined terms in this Schedule shall have the meaning ascribed to them in the Agreement.

Name: James M. Rallo

Position/Title: Chief Financial Officer and Treasurer

Duties: The Chief Financial Officer and Treasurer ("CFO") position will be responsible for supervising and managing LSI's financial, accounting, treasury, tax, human resources and investor relations activities. Specific CFO responsibilities are summarized below.

A.
Manage all internal financial reporting on a divisional and consolidated basis, including the preparation and review of monthly, quarterly and annual financial statements with LSI senior management and stakeholders

B.
Manage the internal budgeting and planning process, including the maintenance of a rolling three-year Company budget on a divisional and consolidated basis

C.
Manage and review actual versus budgeted performance and key performance indicators on a monthly, quarterly and annual basis with senior management and the Company's Board as appropriate

D.
Perform operationally focused financial reviews and analysis to identify areas for improvement

E.
Interface with the Company's audit committee as necessary regarding financial matters

F.
Lead and oversee the Company's relationship with its independent auditor, currently Ernst & Young, LLP

G.
Lead and manage the documentation of all internal controls, systems and processes related to financial, accounting, treasury, tax, human resources and investor relations activities

H.
Lead the development of business monitors, controls and documentation to ensure the Company becomes compliant, and maintains compliance, with the Sarbanes-Oxley Act requirements

I.
Oversee the Company's capital raising activities, including the development of financial models, related descriptive memoranda and communication with interested parties, including investors and analysts

J.
Develop and maintain productive relationships with Company's financial institutions partners and key suppliers

K.
Support the evaluation, due diligence, closing and integration process for Company acquisitions, if any

L.
Lead and maintain financial discipline across LSI through cost analysis, expense controls and risk management techniques

M.
Hire and train a human resource manager at the time that the Reporting Officer determines with the Executive the human resource manager position is necessary

Employment Period: February 21, 2005 to February 20, 2009

Reporting Officer: Chairman and CEO Base Salary: $200,000 per annum

Bonus: Executive shall be eligible for an annual incentive bonus on the Anniversary of the Effective Date under a sliding scale as approved by the Reporting Officer that is equal to 50% of his Base Salary based upon the achievement of certain deliverables or goals as agreed to by the Executive and the Reporting Officer. These deliverables or goals will be agreed upon and approved by the Board's

Compensation Committee prior to the start of each annual period. The first annual period deliverables or goals will be to:

  (i)
  Meet the basic responsibilities of the CFO position as described herein;

  (ii)
  Create, document and implement policies and procedures (internal controls), such that the Company becomes and remains compliant with the Sarbanes-Oxley Act;

  (iii)
  Lead the Company's capital raising activities in a timely and cost effective manner.

Such annual bonus shall be paid within 30 days following the Anniversary of the Effective Date and will be at least $50,000.

In addition, the Executive shall be tasked to lead cost savings initiatives that generate ongoing cash savings to the Company such as refinancing the Company's debt outstanding; lowering the Company's credit card processing fees; reducing the Company's occupancy costs; and reducing the Company's insurance costs. With regard to costs savings initiatives implemented, the Executive shall be eligible to receive 6% of the annualized cash savings generated for the Company in the first annual period such cost savings are implemented, subject to a cap of $100,000.

Expenses: The Executive will be reimbursed for expenses associated with relocation up to $10,000. In addition, as the Executive will be commuting for a significant period of time over 50 miles each way until relocation is complete, the Company will reimburse the Executive for such commuting expenses until the earlier of the Executive's actual date of relocation or August 1, 2005, subject to a cap of $2,500. Lastly, as the Reporting Officer recognizes, that the completion of many of the tasks assigned the Executive will require volatile working hours, for the period up to the completion of relocation or August 1, 2005, the Company will allow the Executive to incur lodging costs, which will be reimbursed, on an as needed basis.

Equity Based Compensation: Executive will receive options to purchase 250,000 shares of the Company's common stock (the "Common Stock") at a purchase price (the "Purchase Price") per common share of $2.00 (the "Options"). The Options will be granted at the Company's next regularly scheduled Board meeting of February 25, 2005 pursuant to a stock option agreement based on the Company's standard form for its executives and subject to the Company's Stock Option and Incentive Plan. The Options will vest as follows: 25% upon the date of grant and monthly thereafter for the following 48 months.

Notice Address (new address to be provided once the Executive Relocates):

Current:

James M. Rallo
13 Blueleaf Court
Hunt Valley, MD 21030
(410) 785-6695

COMPANY:	EXECUTIVE:
/s/ WILLIAM P. ANGRICK, III William P. Angrick, III Chairman and CEO	/s/ JAMES M. RALLO James M. Rallo

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LIQUIDITY SERVICES, INC. EXECUTIVE EMPLOYMENT AGREEMENT